Exhibit 23.1

[LETTERHEAD OF MOSS ADAMS LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement (Form S-3) of our report dated March 16, 2010 , relating to the consolidated financial statements of Banner Corporation and Subsidiaries as of December 31, 2009 and 2008 , and for each of the years in the three-year period ended December 31, 2009 , and in our same report, with respect to the effectiveness of internal control over financial reporting of Banner Corporation and Subsidiaries as of December 31, 2009 , included in its Annual Report on Form 10-K for the year ended December 31, 2009 .  We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/Moss Adams LLP

Portland, Oregon
March 19 , 2010